Exhibit 99.1

Elden Holding Group, LLC

15206 Ventura Blvd., Suite 306

Sherman Oaks, CA 91403

July 23, 2004

Mr. Christian Bement, C.E.O.

Earl Scheib, Inc.

15206 Ventura Blvd., Suite 306

Re:                               Extension Letter

Dear Chris,

This letter (this “Extension Letter”) is entered into for the purpose of amending certain provisions of the Letter of Intent dated May 13, 2004 (the “Letter of Intent”) between Earl Scheib, Inc. (“Scheib”) and Elden Holding Group, LLC or an affiliate of Elden Holding Group, LLC (jointly referred to below as the “Buyer”).

The parties acknowledge that the Buyer has requested additional time to complete its due diligence investigation.  Therefore:

1.             The first paragraph of Paragraph 3 (Access) of the Letter of Intent is amended and restated in its entirety to read as follows:

“The Buyer shall be permitted to conduct its due diligence investigation of Scheib until the close of business on August 21, 2004 (the “Due Diligence Period”), provided that (a) the Buyer provides Scheib with a list of specific due diligence items, with respect to all matters that the Buyer is aware of as of July 26, 2004, that will require (i) Scheib to provide information or (ii) the involvement of resources outside of the Scheib organization (such as discussions with outside legal counsel, etc.) at or before 5 P.M. Los Angeles, California time on July 26, 2004, and (b) the Buyer delivers an initial draft of the Merger Agreement on or before August 2, 2004.”

The Buyer acknowledges that the extension of the Due Diligence Period is not the result of Scheib’s failure to disclose, provide or make available any due diligence items requested by the Buyer or the result of Scheib’s failure to disclose such items in Scheib’s public reporting.

The parties to this Letter of Intent intend that the Merger Agreement be signed on or before August 21, 2004.

2.             Paragraph 11(a)(v) of the Letter of Intent is amended by deleting the words “within 60 calendar days after the full execution of this Letter of Intent” and by substituting therefor:  “prior to the expiration of the Due Diligence Period . . . .”

Except as amended hereby, the Letter of Intent remains in full force and effect.  For clarity, the parties acknowledge that only the provisions of the Letter of Intent stated to be binding in Paragraph 13 are binding and enforceable to the extent stated therein.

ELDEN HOLDING GROUP, LLC

By:	/s/ Cary Lefton
Cary Lefton
Managing Member

Date:	July 25, 2004

EARL SCHEIB, INC.

By:	/s/ Christian K. Bement
Christian K. Bement
Chief Executive Officer

Date:	July 26, 2004